UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 7, 2011

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-12291	54-11263725
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4300 Wilson Boulevard, Suite 1100

Arlington, Virginia 22203

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:

(703) 522-1315

NOT APPLICABLE

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments

On October 7, 2011, The AES Corporation ("AES" or the “Company”) concluded that a pre-tax impairment charge in the range of approximately $110 million to $125 million is required to be recognized as of September 30, 2011 in accordance with U.S. generally accepted accounting principles (“GAAP”) related to the accounting for property, plant and equipment. The assets being impaired include thirty-nine wind turbines currently held in storage pending installation and deposits for the purchase of additional wind turbines. Due to reduced wind turbine market pricing and advances in turbine technology, AES has decided to sell the thirty-nine turbines and determined that non-refundable turbine deposits are impaired. In accordance with accounting standards for property, plant and equipment, AES will recognize a pre-tax impairment expense in the range of approximately $110 million to $125 million in its results of operations for the three months ended September 30, 2011 to reduce the carrying value of the turbine deposits to zero and the turbines held in storage to their fair value. The impairment charge will not impact the Company’s cash flows or cash balances and is not expected to result in any material future cash expenditures.

The Company has not completed its financial review for the quarter ended September 30, 2011. As part of its normal quarterly close process, the Company will continue to evaluate the recoverability of other long-lived assets. Any additional impairments that must be recognized in accordance with GAAP during the quarterly close process will be disclosed in the Company’s Form 10-Q for the quarter ended September 30, 2011.

Item 7.01	Regulation FD Disclosure

The impairment charge described in Item 2.06 was not included in the Company’s diluted earnings per share guidance for 2011. The impact of the impairment charge is expected to be in the range of approximately $0.09 to $0.10 per share. No other elements of the Company’s previously disclosed guidance are affected by the impairment charge.

The Company’s guidance metrics were updated on August 5, 2011 and are not being updated at this time, other than to describe the impact of the impairment charge specifically noted above. The Company may provide an update to its guidance, if any such update is warranted, on its third quarter earnings call in November.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

THE AES CORPORATION

Date: October 11, 2011	By:	/s/ Victoria D. Harker
	Name:	Victoria D. Harker
	Title:	Executive Vice President and Chief Financial Officer

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